Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (Nos. 033-054791, 033-31248, 333-33790) on Form S-8 of Avista Corporation of our report dated June 24, 2011, with respect to the statement of net assets available for benefits of Investment and Employee Stock Ownership Plan of Avista Corporation as of December 31, 2010, the related statement of changes in net assets available for benefits for the year then ended, and the related supplemental schedule as of December 31, 2010, which report appears in the December 31, 2010, annual report on Form 11-K of the Investment and Employee Stock Ownership Plan of Avista Corporation. The statement of net assets available for benefits of Investment and Employee Stock Ownership Plan of Avista Corporation as of December 31, 2009, and the related statement of changes in net assets available for benefits for the year then ended were audited by LeMaster & Daniels PLLC (whose practice became a part of LarsonAllen LLP effective November 1, 2010).

LarsonAllen LLP

Spokane, Washington

June 24, 2011